STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 9th day of September, 2017 by and among Magellan Acquisition Corporation, a Nevada corporation (“Purchaser”), Purchaser’s parent corporation Magellan Gold Corporation, a Nevada corporation (“Magellan”), Vane Minerals (UK) Limited (“Minerals”), Minerals’ parent corporation Rose Petroleum, plc  (“Rose”) and Minerals’ wholly-owned subsidiaries Minerales Vane  S.A. de C.V. (“Vane”) and Minerales Vane 2 S.A. de C.V. (the “Company”). Purchaser, Magellan, Seller, Vane and the Company are sometimes individually referred to as a “Party” and collectively, the “Parties.” Minerals and Rose are together the “Seller.”

INTRODUCTION

WHEREAS, Rose owns one share of Series A capital stock of Vane, and Minerals owns 49,999 shares of Series A capital stock and 32,950,000 shares of Series B capital stock of Vane, together comprising 100% of the issued and outstanding capital stock of Vane, and after the Split-Off, as defined herein, Rose and Vane will own the Company in the same proportions as their ownership in Vane, together comprising 100% of the issued and outstanding shares of capital stock of the Company;

WHEREAS, Vane’s assets and operations include the business of owning and operating an ore processing mill located in the State of Nayarit, Mexico (the “Business”);

WHEREAS, prior to and as a condition to the Closing, Seller shall (i) create a newly-formed wholly-owned subsidiary of Seller, Minerales Vane 2 S.A. de C.V., (the Company defined above), and (ii) cause Vane to transfer all of its assets and operations related to the Business to the Company (the “Split-Off”);

WHEREAS, pursuant to the terms and conditions of this Agreement Purchaser shall purchase and Seller shall sell to Purchaser 100% of the issued and outstanding shares of the Company (the “Shares”); and

WHEREAS, the Parties executed and delivered a Memorandum of Understanding dated March 3, 2017 and amended as of July 31, 2017 (the “MOU”) providing for, inter alia, the execution of a definitive agreement covering the purchase of the Shares by Purchaser; and upon the mutual execution of this Agreement, it is the intent of the Parties that this Agreement supercede and replace the MOU as the controlling instrument governing the rights and obligations of the Parties with respect to the subject matter hereof.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and conditions hereinafter set forth, the parties do hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETIVE MATTERS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings in this Agreement:

“Acquisition” means the transactions provided for in this Agreement.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Parties” has the meaning set forth in Section 4.20.

“Agreement” means this Stock Purchase Agreement.

“Assets” means the tangible and intangible assets of the Company following consummation of the Split-Off as more fully set forth on Schedule 4.7(c) hereto.

“Business” has the meaning set forth in the Introduction.

“Capital Stock” has the meaning set forth in Section 4.2.

“Cash” means cash in US Dollars.

“Claim Notice” means a written notice of claim specifying in reasonable detail the specific nature of the Losses and the estimated amount of such Losses.

“Closing” means the consummation of the Acquisition in accordance with Article IX.

“Closing Date” has the meaning set forth in Section 9.1.

“Closing Payment” has the meaning set forth in Section 2.3.

“Company” means Minerales Vane 2, S.A. de C.V.

“Confidential Information” has the meaning set forth in Section 6.2(a).

“Contract” means any written or oral contract, agreement, commitment, instrument, license, lease or sublease (including any amendments, extensions, renewals and modifications with respect thereto).

“Credits” means the amounts specified in Section 2.2(c), 2.2(d), 2.2(e)

“Debt” with respect to any Person, means (i) any indebtedness for borrowed money, (ii) any indebtedness under any credit agreement or facility, or evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables that are not more than ninety (90) days past due and other current liabilities incurred in the ordinary course of business), (iv) any obligations in respect of banker’s acceptances, performance bonds or letters of credit (to the extent drawn), (v) any indebtedness guaranteed (directly or indirectly) in any manner by a Person (including guaranties in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person’s assets, (viii) any accrued pension obligations to and including the Closing Date, (ix) any obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, (x) any deferred compensation, (xi) any change in control bonuses, incentive payments or similar payments payable as a result of or in furtherance of the transactions contemplated by this Agreement; and (xii) accrued interest to and including the Closing Date in respect of any of the obligations described in the foregoing clauses (i) through (xi) of this definition and all premiums, penalties, charges, fees, expenses and other amounts that are or would be due (including with respect to early termination) in connection with the payment and satisfaction in full of such obligations. For the avoidance of doubt, deferred revenue shall not be considered Debt.

“Deductible” has the meaning set forth in Section 10.4(b).

“Dollars or $” means US dollars.

“Effective Time” has the meaning set forth in Section 9.1.

“Employee Benefit Plans” means each employee benefit plan, and all other retirement, pension, deferred compensation, bonus, incentive, salary continuation, severance, executive life insurance, vacation, paid time off, stock purchase, stock bonus, stock option, restricted stock, stock appreciation right, phantom stock, equity, equity-based, employment, consulting, profit sharing, retention, stay bonus, change of control, welfare, health, disability, fringe benefit and other benefit plans, programs, agreements, understandings or arrangements, whether or not reduced to writing and whether or not funded.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company).

“Environmental Law” means any applicable Law currently in effect relating to the protection of the environment or natural resources, human health and safety, including the federal General Law of Ecological Balance and Environmental Protection (“GLEBEP”) and all rules and regulations promulgated thereunder, as each has been amended and the regulations promulgated pursuant thereto and any and all comparable state or local Laws.

“Environmental Permit” means any permit, clearance, notification consent, waiver, closure, exemption, decision or other authorization required under or issued, granted, given, or authorized by any Governmental Authority pursuant to Environmental Law.

“Escrow Agent” means the Holdback Escrow Agreement described in Section 2.3.

“Escrow Agreement” has the meaning set forth in Section 9.2(m).

“Escrow Amount” has the meaning set forth in Section 2.3(b).

“Estimated Debt” means the estimate of Debt set forth in the Estimated Purchase Price Calculation Statement.

“Estimated Purchase Price” means the sum of $1.0 million in cash and $500,000 in shares of Magellan Common Stock valued at the Market Price minus the amount of $100,000 representing the option extension payment made by the Purchaser to Seller under the MOU, minus the amount of Estimated Debt.

“Estimated Purchase Price Calculation Statement” means the statement attached hereto as Exhibit A that sets forth the amount of Estimated Debt, and the calculation of the Estimated Purchase Price.

“Estimated Transaction Expenses” means the estimate of Transaction Expenses set forth in the Estimated Purchase Price Calculation Statement.

“Final Purchase Price” means the sum of $1.0 million in cash and $500,000 in shares of Magellan Common Stock valued at the Market Price, minus the amount of $100,000 representing the option extension payment made by the Purchaser to Seller under the MOU, minus the amount of Estimated Debt, (including the Company’s Tax liability for the period from January 1, 2017 until the Effective Time), plus any Credits due to Seller and agreed to by Purchaser.

“Final Purchase Price Calculation Statement” has the meaning set forth in Section 2.5(a).

“Financial Statements” has the meaning set forth in Section 4.3(a).

“Governmental Authority” means any:  (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Guarantee” means any guarantee or other contingent liability (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect with respect to any obligations of another Person, through Contract or otherwise, including, without limitation, (a) any endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guarantee in respect of any such obligations and (b) any Contract to (i) purchase, or to advance or supply funds for the payment or purchase of, any such obligations, (ii) purchase, sell or lease property, products, materials or supplies, or transportation or services, in respect of enabling such other Person to pay any such obligation or to assure the owner thereof against loss regardless of the delivery or nondelivery of the property, products, materials or supplies or transportation or services or (iii) make any loan, advance or capital contribution to or other investment in, or to otherwise provide funds to or for, such other Person in respect of enabling such Person to satisfy an obligation (including any liability for a dividend, stock liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation.

“Indemnified Party” has the meaning set forth in Section 10.2(a).

“Independent Firm” has the meaning set forth in Section 2.5(b).

“Indemnifying Party” has the meaning set forth in Section 10.2(a).

“Insurance Policies” has the meaning set forth in Section 4.13.

“Intellectual Property” means all intellectual property rights used by the Company or arising from or in respect of the following: (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names (in each case, whether registered or unregistered) and registrations and applications for registration thereof together, to the extent applicable, with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and registrations and applications for registration thereof, (iv) computer software, data, data bases and documentation thereof, (v) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vi) domain name registrations and (vii) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works and any rights in semiconductor masks, layouts, architectures or topography.

“Knowledge of the Company” means the actual knowledge of all facts of which any executive officer or director of Seller would reasonably be expected to know in the normal course of exercising his duties based on applicable title or position.

“Law” means any law, code, statute, regulation (including federal, state, and local procurement regulation), rule, code, order, ordinance, other requirement or rule of law of any Governmental Authority.

“Leased Properties” has the meaning set forth in Section 4.6(e).

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liens” means liens, mortgages, pledges, conditional sale agreements, deeds of trust, security interests, charges, claims, easements, encroachments, options or other encumbrances.

“Losses” has the meaning set forth in Section 8.1(d).

“Market Price” means the lesser of (i) the volume weighted average price per share of Purchaser’s stock for the 30 calendar days preceding the Closing Date, and (ii) the price per share equivalent paid in any private offering of Purchaser’s Stock (excluding a single offering of the Purchaser’s Stock of less than $100,001) with an unaffiliated third party investor between the date of this Agreement and the Closing Date.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), properties or assets of the Company taken as a whole, or (b) the ability of the Company or Seller to consummate the transactions contemplated by this Agreement, other than an effect resulting from one or more of the following: (i) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting the industry in which the Company participates, the U.S. economy as a whole or the capital markets in general or the markets in which the Company operates, in each case which do not disproportionately impact the Company compared to others in the industry in which it operates; or (ii) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles required by Mexican GAAP or any change in applicable Laws or the interpretation thereof by any Governmental Authority, in each case which do not disproportionately impact the Company compared to others in the industry in which it operates.

“Material Contracts” has the meaning set forth in Section 4.9.

“Materials of Environmental Concern” means (i) any “hazardous substance” as defined in the federal GLEBEP or any regulations promulgated thereunder; (ii) petroleum and petroleum by-products; (iii) asbestos or asbestos-containing material; (iv) any chemical, material or substance defined as, or included in the definition of, “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous waste” or “toxic substances” or words of similar import under any applicable federal, state or local law or under the regulations adopted or publications promulgated pursuant thereto, including, but not limited to, under any Environmental Laws; or (v) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.

“Mexican GAAP” means Mexican Financial Reporting Standards

“Order” means any writ, order, judgment, injunction, decree, ruling or consent of or by a Governmental Authority.

“Option Payment”  means the $100,000 payment previously made by Parent to Seller to extend the option to purchase set forth in the MOU.

“Owned Intellectual Property” means Intellectual Property owned or purported to be owned by the Company and Intellectual Property developed by or on behalf of the Company and owned by the Company.

“Parent” means Magellan Gold Corporation, a Nevada corporation.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Permits” means licenses, franchises, permits, authorizations, approvals, accreditations and certificates of any Governmental Authority.

“Person” means any corporation, partnership, joint venture, limited liability company, entity or natural person.

“Post-Closing Adjustment” has the meaning set forth in Section 2.5(c).

“Pre-Closing Tax Period” has the meaning set forth in Section 11.1.

“Pre-Closing Tax Proceedings” has the meaning set forth in Section 11.4(b).

“Pre-Closing Tax Returns” has the meaning set forth in Section 11.2(a).

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchase Price Excess” has the meaning set forth in Section 2.5(c)(i).

“Purchase Price Shortfall” has the meaning set forth in Section 2.5(c)(ii).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnified Parties” has the meaning set forth in Section 10.1(a).

“Real Property Leases” has the meaning set forth in Section 4.6(b).

“Recent Balance Sheet” has the meaning set forth in Section 4.3(a).

“Scheduled Debt” has the meaning set forth in Section 4.3(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnified Parties” has the meaning set forth in Section 10.1(c).

“Seller” means Vane Minerals (UK) Limited and Rose Petroleum, plc.

“Shares” has the meaning set forth in the Introduction.

“Specified Fundamental Representations” has the meaning set forth in Section 10.4(a).

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Straddle Period Tax Returns” has the meaning set forth in Section 11.2(b).

“Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, disability, unemployment, excise, severance, stamp, occupation, real property, personal property, escheat, estimated taxes, customs, duties, fees, assessments and charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i).

“Tax Proceedings” has the meaning set forth in Section 11.4(b).

“Tax Return” means any return, report or statement filed or required to be filed, supplied or required to be supplied, with any Governmental Authority with respect to any Tax (including any attachments or schedules thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxing Authority” means any Governmental Authority responsible for the administration, determination or collection of any Tax.

“Termination Date” has the meaning set forth in Section 10.4(a).

“Transaction Expenses” means the fees and disbursements of counsel to Seller or the Company or their other advisors in connection with this Agreement or the Acquisition or the transactions contemplated hereby, to the extent paid by the Company prior to the Closing or payable by the Company as of the Closing.

“Transaction Documents” means this Agreement and the Escrow Agreement.

“Transfer Taxes” shall mean all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar Taxes that may be imposed in connection with the transfer of Assets from Vane to the Company or assumption of Assumed Liabilities, together with any interest, additions to Tax or penalties with respect thereto and any interest in respect of such additions to Tax or penalties.

1.2 Certain Interpretive Matters and Definitions.

(a)Unless the context otherwise requires, (i) all references to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) “or” is disjunctive but not necessarily exclusive, (iv) words in the singular include the plural and vice versa, (v) words of any gender include each other gender; the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (vi) each accounting term not otherwise defined herein has the meaning assigned to it in accordance with Mexican GAAP, (vii) the terms “liabilities” and “obligations” means all such matters of any nature, whether fixed or contingent, known or unknown, or arising under contract, law, equity or otherwise, and (viii) the word “including” and similar terms following any statement will not be construed to limit the statement to matters listed after such word or term, whether or not a phrase of nonlimitation such as “without limitation” is used. All references to “$” or dollar amounts will be to lawful currency of the United States of America. Any representation or warranty contained herein as to the enforceability of a contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(b)The parties intend that each representation, warranty, covenant, and agreement contained in this Agreement will have independent significance. No provision of this Agreement will be interpreted in favor of, or against, any of the Parties by reason of the extent to which either such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

ARTICLE II

PURCHASE AND SALE

1.3 Purchase of Shares. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer and deliver to Purchaser free and clear of all Liens, and Purchaser shall purchase from Seller, all of the Shares of the Company owned by Seller.

1.4 Purchase Price. The aggregate purchase price to be paid by Purchaser to Seller for the Shares (the “Purchase Price”) is an amount equal to the following:

(a)$1.0 million in cash, plus shares of Magellan restricted common stock having a Market Price of $500,000 (the “Magellan Common Stock”); minus

(b)the Option Payment ($100,000) representing the option extension payment made by the Purchaser to Seller under the MOU, the Debt, plus

(c)Any Credits due to Seller from Purchaser, as set forth in Schedule 2.2(c), plus~~,~~

(d)$2,500.00 as partial reimbursement for the cost of the Split-Off, plus

(e)$16,718.00 in reimbursement for non-essential employees for June and July of 2017.

1.5 Payment of Estimated Purchase Price. At the Closing, Purchaser shall pay the Estimated Purchase Price as follows:

(a)Purchaser shall pay to the holders of the Debt the Estimated Debt;

(b)Purchaser shall deposit $50,000.00 (the “Escrow Amount”) with the Escrow Agent, to be held pursuant to the terms of the Escrow Agreement; and

(c)Purchaser shall deliver to Seller an amount (together with the Escrow Amount, the “Closing Payment”) equal to (i) the Purchase Price minus (ii) the sum of (A) the Escrow Amount, (B) the Estimated Debt.

1.6 Post-Closing Adjustment.

(a)Not later than one hundred and twenty (120) days following the Closing, Purchaser shall prepare and deliver to Seller a statement (the “Final Purchase Price Calculation Statement”), which shall include (i) a written computation of Purchaser’s calculation of the Debt, as of the Effective Time (after deducting therefrom all amounts accrued on the Recent Balance Sheet with respect to the Company’s Tax liability), and (ii) a written computation of Purchaser’s calculation of the Final Purchase Price. The Final Purchase Price Calculation Statement shall each be prepared in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements (including accounting methods and with principles, consistent classifications and estimation methodologies used therein). Following the delivery of the Final Purchase Price Calculation Statement and until final determination of the Final Purchase Price, Purchaser shall make available to Seller copies of all work papers and other documents used to prepare the Final Purchase Price Calculation Statement.

(b)The Seller shall have thirty (30) days after receiving the Final Purchase Price Calculation Statement in which to deliver written notice of objection thereto to Purchaser setting forth in reasonable detail the basis for its objection. Failure to object in writing within such thirty (30)-day period shall constitute Seller’s final and binding acceptance of the calculations contained in the Final Purchase Price Calculation Statement as computed by Purchaser. If Seller timely objects to any item contained in the Final Purchase Price Calculation Statement, Purchaser and Seller shall in good faith use their commercially reasonable efforts to reach agreement to resolve any disputed objection so raised by Seller with respect to the Final Purchase Price Calculation Statement within thirty (30) days after Purchaser’s receipt of the notice of such objection from Seller. If Purchaser and Seller are unable to resolve all such objections within such thirty (30)-day period, then an independent accounting firm mutually agreed upon by Purchaser and Seller (or if the parties are unable to agree upon a firm, each Party shall select a firm and the two firms together shall select a third firm to make the determination hereunder) (the “Independent Firm”) shall be engaged to resolve the remaining issues. Each Party shall be given the opportunity to make presentations to such Independent Firm. The Independent Firm shall be obligated to resolve the dispute by either agreeing with the position taken by Purchaser or Seller or making compromise between such positions. The determination of the Independent Firm (which Purchaser and Seller shall request to be concluded within thirty (30) days of its engagement) shall be final, conclusive and binding upon Purchaser and Seller. The fees, costs and expenses of the Independent Firm will be allocated to Purchaser, on the one hand, and/or Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded bears to the amount actually contested, as determined by the Independent Firm. By way of illustration, if Seller claims that Debt is $1,000,000, Purchaser claims that Debt is $1,500,000, and the Independent Firm determines that Debt is $1,200,000, then the costs and expenses of the Independent Firm will be allocated 60% (i.e., 300,000 ÷ 500,000) to Purchaser and 40% (i.e., 200,000 ÷ 500,000) to Seller.

(c)Upon final determination of the Final Purchase Price, whether by Seller’s failure to object to the Final Purchase Price Calculation Statement within the thirty (30)-day period provided above, by mutual agreement of Seller and Purchaser, or by determination of the Independent Firm, the Purchase Price shall be adjusted as follows (the “Post-Closing Adjustment”):

(i)if the Final Purchase Price is less than the Estimated Purchase Price (the amount by which the Final Purchase Price is less than the Estimated Purchase Price shall be referred to herein as the “Purchase Price Excess”), then, within five (5) business days of the final determination of the Final Purchase Price pursuant to this Section 2.5, Seller shall pay to Purchaser such Purchase Price Excess, by wire transfer of immediately available funds. For the avoidance of doubt, the payment of the Purchase Price Excess shall be paid to Purchaser, at Purchaser’s sole option, (1) with funds from the Escrow Account, or (2) directly from Seller.

(ii)if the Final Purchase Price is greater than the Estimated Purchase Price (the amount by which the Purchase Price Consideration is greater than the Estimated Purchase Price shall be referred to herein as the “Purchase Price Shortfall”), then, within five (5) business days of the final determination of the Final Purchase Price pursuant to this Section 2.5, Purchaser shall pay to Seller  by wire transfer of immediately available funds, the Purchase Price Shortfall.

(iii)if the Final Purchase Price is equal to the Estimated Purchase Price, no payments shall be made by Purchaser or Seller pursuant to this Section 2.5.

1.7 Withholding Taxes. Purchaser and its Affiliates shall be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement to any Person, including payments to the Escrow Agent and payments under the Escrow Agreement, such amounts as it reasonably determines it is required to deduct and withhold with respect to the making of such payment under the U.S. Internal Revenue Code (the “Code”), or any provision of state, local or foreign Tax Law, and to collect any necessary Tax forms, including Forms W-8 or W-9, as applicable, or any similar information, from Seller.

1.8 Transfer Taxes.

(a)Notwithstanding any Legal Requirements to the contrary, Seller shall be responsible for and shall pay any Transfer Taxes when due, and shall, at its own expense, file all necessary tax returns and other documentation with respect to all such Transfer Taxes; provided, however, that, if required by any Legal Requirement, Purchaser will join in the execution of any such tax returns and other documentation.

(b)Seller shall be responsible for and shall pay any Taxes arising or resulting from or in connection with the conduct of the Business or the ownership of the Company attributable to the Pre-Effective Period. Purchaser shall be responsible for and shall pay any Taxes arising or resulting from or in connection with the conduct of the Business or the ownership of the Company attributable to the Post-Effective Period.

(c)All personal property, ad valorem or other similar Taxes (not including income Taxes) levied with respect to the Company or the Business for a taxable period which includes (but does not end on) the Effective Date shall be apportioned between Purchaser and Seller based on the number of days included in such period through and including the Effective Date and the number of days included in such period after the Effective Date.

(d)Seller shall advance the Company sufficient funds to pay the Value Added Tax or Mexican IVA payable due to the transfer of the Company to the Purchaser, which amount will be repaid only from the first funds, if any, recouped by the Company from a governmental authority, less any costs incurred by the Company to recoup such amount, as a refund or credit with respect to the Value Added Tax or IVA.

1.9 Effect of Agreement.  Upon the execution of this Agreement by the Parties hereto, the MOU shall be deemed superseded in its entirety and shall no longer be deemed valid or enforceable, and the rights and obligations of the Parties with respect to the Acquisition shall be governed exclusively by the terms and conditions of this Agreement.

ARTICLE III

FUNDAMENTAL REPRESENTATIONS AND WARRANTIES OF THE SELLER

Each Seller represents and warrants to Purchaser, jointly and severally (“Fundamental Representations”) as follows:

1.10 Existence and Good Standing. Seller is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation or organization, with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

1.11 Authorization. On closing, the Seller has full power and authority to execute, deliver and perform Seller’s obligations under this Agreement and the other Transaction Documents to which Seller is a party. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller and the consummation by Seller of the Acquisition have been duly authorized by Seller, and no other corporate or individual action on the part of Seller is necessary to authorize the Acquisition. This Agreement has been duly executed and delivered by Seller, and, upon execution of the other Transaction Documents, such other Transaction Documents will have been duly executed and delivered and constitutes (or will constitute) the valid and binding obligation of Seller, enforceable, in accordance with their respective terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and (b) the remedies of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought.

1.12 Ownership of Shares. Seller holds of record, owns beneficially and has good and marketable title to the Shares set forth in the Introduction hereto, free and clear of any and all Liens, and has the right to sell, assign, transfer and deliver the Shares to Purchaser as contemplated hereby. Seller is not a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement) that would require Seller to sell, transfer or otherwise dispose of any capital stock of the Company. Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company.

1.13 No Violation; Consents.

(a)Except as set forth on Schedule 3.4(a), the execution, delivery and performance of this Agreement and the other Transaction Documents by Seller and the consummation of the transactions contemplated hereby, do not (i) violate any provision of the Company’s certificate of incorporation or bylaws, (ii) violate any Law or Order by which the Company or its properties or assets are bound, or (iii) require the consent, notice or other action by any Person under, or in any material respect conflict with, result in a violation or breach of, constitute a default (or an event that, with or without notice or lapse of time, or both, would constitute a default under), or give rise to a right of termination, cancellation or acceleration of rights, obligations or performance required by any of the terms, conditions or any provision of any Contract or any Permit to which the Company is a party.

(b)Except as set forth on Schedule 3.4(b), no consent, waiver, approval, Permit, Order, authorization of or declaration or filing with, or notice to, any Person or Governmental Authority, or under any Contract to which the Company is a party or by which its assets are bound is required as a result of or in connection with the execution or delivery of this Agreement and the other Transaction Documents or the consummation by the Company of the Acquisition.

3.5.Split-Off.

(a)As of the Closing Date, Seller shall have completed the Split-Off in accordance with all applicable Legal Requirements and shall pay all costs, expenses, assessments, taxes, levies and other obligations arising from or incurred in connection with such Spit-Off.

(b)As a result of the Split-Off, all assets and operations of Vane related in any way to the Business shall be owned and controlled by Vane II, including, without limitation, all tangible assets, machinery, equipment, vehicles~~,~~ (but excluding Vane’s bank account and cash therein and at the two vehicles already agreed) as well as all intangible assets, contracts and contract rights, licenses, permits and other governmental approvals necessary to own the assets and conduct the operations of the Business, all of which shall be in full force and effect immediately following the consummation of the Split-Off and immediately following consummation of the Acquisition.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Each Seller hereby represents and warrants to Purchaser, jointly and severally as follows:

1.14 Qualification and Good Standing. Vane is duly qualified or licensed as a foreign corporation and in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. At the Effective Time the Company shall be duly qualified or licensed as a foreign corporation and in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. At the Effective Time the Company will not own, or have any interest in any shares or have an ownership interest in, any other Person.

1.15 Capitalization. At At the Effective Time the authorized capital stock of the Company will consist of 26,574,000 shares of capital stock, of which 26,574,000 shares are issued and outstanding. Rose will own one share, and Minerals will own 26,573,999 shares, together comprising all of the issued and outstanding capital stock of the Company, free and clear of any and all Liens. All of the Shares will have been duly authorized, validly issued, fully paid and non-assessable, and no Shares will have been issued in violation of any preemptive, preferential right, or any other legal requirement. At the Effective Time there will be no outstanding or authorized conversion or exchange rights, subscriptions, options, warrants, convertible debt or other arrangements or commitments obligating the Company to issue any capital stock or other securities, and no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. At the Effective Time there will not be any agreements, written or oral, relating to the acquisition, disposition, voting or registration under applicable securities laws of any security of the Company.

1.16 Financial Statements and Financial Information.

(a)The Company will be formed pursuant to the Split-Off shortly before Closing, and therefore does not have and will not have any financial statements.

(b)Except as set forth on Schedule 4.3(b), at the Effective Time the Company shall not have any outstanding Debt (the “Scheduled Debt”).

(c)At the Effective Time the Company shall not have any liabilities or obligations (whether absolute, contingent or otherwise), which are not disclosed to Purchaser in writing, except liabilities and obligations that have been incurred in the ordinary course of business.

(d) In connection with the investigations undertaken by Purchaser, Seller has furnished certain financial information and data including, without limitation, tax and accounting records, financial records, statements, worksheets and other information requested by the Purchaser. Seller represents and warrants that any and all such information furnished in connection with the conduct of such investigations shall be true, accurate and complete in all material respects and shall not contain any material misstatements nor any material omissions of fact or information respecting the financial condition or results of operations of Seller for the respective periods covered by the information.

1.17 Tax Matters. The Company will be formed pursuant to the Split-Off shortly before Closing, and therefore does not have and will not have filed any Tax Returns. Except as set forth on Schedule 4.4:

(a)Returns and Reports. Vane has duly and timely filed (including pursuant to applicable extensions) all Tax Returns required to be filed by it and, to the Knowledge of Vane, such Tax Returns are true, correct, and complete in all material respects and were prepared in compliance in all material respects with all applicable Laws. No claim has been received by Vane from a Taxing Authority in a jurisdiction in which Vane does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(b)Payment.  (i) Vane has timely paid in full all Taxes that were due and payable (whether or not shown on a Tax Return); (ii) the unpaid Taxes of Vane did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Recent Balance Sheet (rather than in any notes thereto); and (iii) all Tax deficiencies asserted as a result of any examination of any Tax Returns of the Seller or Vane have been paid in full and finally settled.

(c)Extensions. No agreements, waivers, or other arrangements by or on behalf of Vane exist providing for an extension of time with respect to the assessment of any Taxes or deficiency thereof, and no written request for any such agreement, waiver or other arrangement or request for information between Vane and any Taxing Authority has been made and is currently outstanding.

(d)Proceedings. No Tax claims have been asserted by any Taxing Authority (excluding Tax claims that have been fully paid or settled) and no proposals or deficiencies for any Taxes are currently being asserted, proposed or threatened in writing against Vane, and no audit or investigation of any Tax Return is currently underway, pending or threatened in writing against Vane by any Taxing Authority.

(e)Tax Liens. There are no Tax Liens upon any of the former assets of Vane except for statutory Liens for Taxes not yet due or payable.

(f)Withholding. Vane has withheld and remitted all Taxes required to have been withheld and remitted, and has timely filed and supplied all Tax Returns required to be filed and supplied, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(g)Tax Sharing or Allocation Agreements. Neither the Company nor Vane is not a party to or bound by any Tax indemnity, Tax sharing, or Tax allocation, or other similar Tax agreement.

(h)Certain Corporate Actions. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election under Code Section 108(i) made on or prior to the Closing Date.

(i)Permanent Establishment. Neither the Company nor Vane has had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has not had an office or fixed place of business in a country other than the country in which it is organized.

(j)Reportable Transactions. The Company has not participated or engaged in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(k)Consolidated Returns. The Company has not been a member of an affiliated group or any similar group defined under a similar provision of state, local or foreign law) filing a consolidated federal income Tax Return or a group filing a unitary state income Tax Return. The Company does not have any liability for the Taxes of any Person (other than the Company) as a transferee or successor, by contract, or otherwise.

1.18 Except as set forth on Schedule 4.5:

(a)Returns and Reports. Vane has duly and timely filed (including pursuant to applicable extensions) all Tax Returns required to be filed by it and, to the Knowledge of Vane, such Tax Returns are true, correct, and complete in all material respects and were prepared in compliance in all material respects with all applicable Laws.

(b)Proceedings. No Tax claims have been asserted by any Taxing Authority (excluding Tax claims that have been fully paid or settled) and no proposals or deficiencies for any Taxes are currently being asserted, proposed or threatened in writing against Vane or the Business, and no audit or investigation of any Tax Return is currently underway, pending or threatened in writing against Vane or the Business by any Taxing Authority.

(c)Tax Liens. There are no Tax Liens upon any of the Assets except for statutory Liens for Taxes not yet due or payable.

1.19 Licenses and Permits. At the Effective Time the Company shall possess all material Permits and other governmental approvals necessary to conduct its Business in the manner in which and in the jurisdictions and places where such Business was conducted by Vane and is now conducted by the Company. Set forth on Schedule 4.6 is a list of all material Permits related to the the Business that the Company will hold as of the Effective Time and all applications pending before any Governmental Authority for the issuance of any Permits or the renewal thereof. All Permits are valid, binding, and in full force and effect. Neither Vane nor the Company is in default, nor has it received any written notice of, nor is there, to the Knowledge of the Company, any claim or threatened claim of default, or any loss threatened or pending, with respect to any such Permit.

1.20 Assets and Properties.

(a)Real Property. At the Effective Time the Company will not own any real property, nor hold any options or contractual obligations to purchase or acquire any interest in real property.

(b)Real Property Leases. Set forth on Schedule 4.7(b) is a list of all leases and subleases under which the Company will be lessor or lessee or sublessor or sublessee of any real property, together with all amendments, supplements and nondisturbance agreements pertaining thereto (“Real Property Leases”) true and correct copies of which have been delivered or made available to Purchaser. There are no Liens on the Vane’s or the Company’s interest in the Real Property Leases, except for (i) Liens for Taxes and assessments not yet due and payable and (ii) those matters set forth on Schedule 4.7(b). The Real Property Leases are in full force and effect and constitute binding obligations of Vane, and, after the Split-Off, will constitute binding obligations of the Company, and (i) there are no defaults thereunder, and (ii) to the Knowledge of the Company, no event has occurred which with notice, lapse of time or both would constitute a default by the lessee under the Real Property Leases. Vane and the Company have paid all rents and other charges to the extent due and payable under the Real Property Leases. There are no leases, subleases, licenses, concessions or any other contracts or agreements granting to any Person not a party to the Real Property Leases any right to the possession, use, occupancy or enjoyment of leasehold estates which are subject of the Real Property Leases (the “Leased Properties”) or any portion thereof.

(c)Title to Assets; Sufficiency. Set forth on Schedule 4.7(c) is a list of all of the Assets. At the Effective Time the Company shall have good and valid title to all of the Assets (both tangible and intangible) free and clear of all Liens, except for (i) statutory Liens for current Taxes, assessments or governmental charges or levies on property not yet due and payable and (ii) those Liens listed on Schedule 4.7(c). At the Effective Time the Assets owned, licensed and/or leased by the Company will constitute all the Assets used or held for use in connection with the Business as currently conducted by Vane. Such Assets constitute all the Assets necessary for the Company to continue to conduct the Business following the Closing in the same manner previously conducted by Vane.

(d)Compliance. The current operation, use and occupancy of the Leased Properties does not violate in any material respect any Law (including, without limitation, zoning, building, health, life safety, flood control or fire), Order, or restrictive covenants. To the Knowledge of the Company, there is no pending nor threatened condemnation, eminent domain or similar proceeding with respect to any of the Leased Properties or improvements thereon.

(e)Inventory.  Except as otherwise set forth on Schedule 4.7(e), all inventories included in the Assets are in good condition and usable or salable in the category in which they are inventoried, in the ordinary course of business of the Company, without discounts other than normal trade discounts regularly offered by the Company, for prompt payment or quantity purchase.

(g)Accounts Receivable.  As of the Effective Date, the Company will have no accounts receivable.

(h)Condition of Properties. The equipment and other personal property included in the Assets are usable in the ordinary course of business and to the Knowledge of the Company conforms in all material respects to all applicable Laws and Orders relating to their use and operation as they are currently used. The tangible personal property owned or leased by the Company and material to the operation of the Business is in good operating condition and repair, ordinary wear and tear excepted.

1.21 Environmental Laws and Regulations. Except as set forth on Schedule 4.8 hereto, (a) at the Effective Time the Company will be (and the Business has been at all times during the prior five (5) years) in material compliance with all applicable Environmental Laws relating to the Business and the Leased Properties including, but not limited to, any use, storage, treatment, disposal, including any arrangement thereof, or transportation of any Materials of Environmental Concern; (b) the Company will be (and the Business has been at all time during the prior five (5) years) in material compliance with all Environmental Permits; (c) during Vane’s and the Company’s occupancy and operation of the Leased Properties no release, leak, discharge, spill, disposal, or emission of any Materials of Environmental Concern has occurred in, on, or under the Leased Properties in a quantity or manner that violates Environmental Laws; (d) neither the Company nor Vane use, treat, store, dispose or transport any Materials of Environmental Concern except in a compliance with Environmental Laws and Environmental Permits; (e) there is no pending or, to the Knowledge of the Company, threatened litigation or administrative proceeding or investigation or inquiry from a regulatory agency (whether civil, criminal or administrative) against the Company or Vane concerning the Company, Vane, or the Leased Properties involving any Materials of Environmental Concern, Environmental Laws or Environmental Permits; and (f) to the Knowledge of the Company, (i) there is no friable asbestos or asbestos-containing material within the Leased Properties, and (ii) there are no above-ground or underground storage tank systems located at any Leased Properties. Vane has made available to Purchaser copies of all Environmental Permits relating to the Leased Properties or the Business and all material environmental assessments, reports, audits, studies, sampling data, inspections and other material environmental documents relating to the Leased Properties or its Business.

1.22 Material Contracts. Schedule 4.9 sets forth a complete and accurate list, in each case whether written or unwritten, of all:

(a)Contracts involving annual aggregate payments to or from the Business in excess of $15,000 or requiring performance by any party more than one year from the date hereof, that, in either case, are not terminable by the Company without penalty on notice of 90 days or less;

(b)Contracts under which the amount payable by the Company is dependent on the revenue, income or other similar measure of the Company or any other Person;

(c)Contracts that relate to the sale of any material portion of the Company’s assets, other than in the ordinary course of business;

(d)Contracts to which the Company is a party relating to Debt or the Guarantee of any Debt;

(e)Contracts that (i) require the Company to deal exclusively with the counterparty, (ii) restrict the ability of the Company to engage in any line of business, compete with any Person, solicit any customers, suppliers, employees or contractors of any other Person, or sell or purchase any product, or (iii) prohibit the Company from competing in any product or geographic market;

(f)Contracts for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company in excess of $15,000;

(g)Contracts with any Governmental Authorities;

(h)Contracts that require the payment of consideration by the Company upon, are expressly terminable upon, or prohibit, a change of ownership or control of the Company;

(i)All collective bargaining agreements or agreements with any labor organization, union or association to which the Company is a party; and

(j)Contracts evidencing a joint venture or partnership.

All the foregoing, including all amendments or modifications thereto, are referred to as “Material Contracts.” Each Material Contract is in full force and effect and is a legal, valid and binding obligation of the Company and, to the Knowledge of the Company, the other party thereto. The Company is not, and Vane has not been, in breach of, or default under, any Material Contract in any material respect, and neither the Company nor Vane has received a notification that the Company or Vane is in breach of, or default under, any Material Contract in any material respect. To the Knowledge of the Company and Vane, there is no event or condition which has occurred or exists, that would constitute a default or breach under any such Material Contract by the Company, or could cause the acceleration of any obligation of any party thereto or give rise to any right of termination or cancellation thereof. A true and complete copy of each Material Contract has been made available to Purchaser.

1.23 Compliance with Law; Litigation.

(a)The Company is (and Vane has been at all times during the prior three (3) years) in material compliance with all applicable Laws (including, without limitation, applicable Laws relating to zoning, environmental matters and the safety and health of employees), and Orders of all Governmental Authorities. Except as set forth on Schedule 4.10(a), (i) neither Vane nor the Company has received written notice or, to the Knowledge of the Company and Vane, is now under investigation with respect to, a violation of any applicable Law, and (ii) neither Vane nor the Company is a party to or bound by any Order.

(b)There are no, and have not been during the prior three (3) years, any actions, suits, claims, arbitrations, proceedings, investigations or grievances pending or, to the Knowledge of the Company, threatened against, relating to or involving, (i) the Company, (ii) the Business, at law or in equity, before or by any Governmental Authority.

1.24 Intellectual Property. The Company does not have any material Owned Intellectual Property.

1.25 Employee Benefit Plans. The Company does not have, and Vane has not ever had, any Employee Benefit Plans.

1.26 Employees; Employee Relations. The Company does not have, and Vane has not ever had, any employees.

1.27 Insurance. Schedule 4.14 contains a list of the policies and contracts (including insurer, named insured, type of coverage, limits of insurance, required deductibles or co-payments, annual premiums and expiration date) for fire, casualty, liability, worker’s compensation, product liability and other forms of insurance maintained by, or for the benefit of, the Company (collectively, the “Insurance Policies”). The Company has provided to Purchaser accurate and complete copies of all Insurance Policies. The Insurance Policies are valid and in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been paid. All Insurance Policies provide coverage (i) in a commercially reasonable amount for the Company and (ii) sufficient in all material respects for compliance with all applicable Laws and the requirements of all of the Material Contracts to which the Company is a party. The Company has not received any notice of cancellation, non-renewal, or reduction in coverage of, with respect to any such Insurance Policy. Except as disclosed on Schedule 4.14, no pending claims made by or on behalf of the Company under such Insurance Policies have been denied or are being defended against third parties under a reservation of rights by an insurer of the Company.

1.28 Interests in Other Persons. Except as set forth on Schedule 4.15, no director, officer, Seller or other Affiliate of the Company, possesses, directly or indirectly, any financial interest in, or is a director, officer, employee or Affiliate of, any Person which is a supplier, distributor, contractor, broker, lessor, or sublessor of the Company.  Ownership of securities of an entity that has a class of securities registered under the Securities Exchange Act of 1934, as amended, not in excess of five percent (5%) of any such class shall not be deemed to be a financial interest for purposes of this Section 4.15.

1.29 Absence of Certain Changes or Events. Except as set forth on Schedule 4.16, since December 31, 2016 through the Closing Date, the Business has operated in the ordinary course of business and there has not been:

(a)any occurrence, event, incident, action, failure to act or transaction that has had a Material Adverse Effect;

(b)any damage, destruction, loss or casualty to Assets or the Business with an aggregate value in excess of $15,000, whether or not covered by insurance;

(c)any (i) sale of any assets, except for the Split-Off and other than in the ordinary course of business consistent with past practice, (ii) incurrence of any liability or obligation (absolute, accrued or contingent) except in the ordinary course of business consistent with past practice, or (iii) commitment for any capital expenditure to be made by the Company on or after the Closing Date in excess of $15,000 in the case of any single expenditure or $25,000 in the case of all capital expenditures not in the ordinary course of business;

(d)any agreement to do any of the foregoing, or any act or omission that would result in any of the foregoing.

1.30 Officers and Directors. Set forth on Schedule 4.17 is a list of the current officers and directors of the Company.

1.31 Bank Accounts and Powers of Attorney. Schedule 4.18 sets forth each bank, savings institution and other financial institution with which the Company has an account and the names of all persons authorized to draw thereon. Each person holding a power of attorney or similar grant of authority on behalf of the Company is identified on Schedule 4.18.

1.32 Brokerage, Financial Advisor or Finder Fees. Except as set forth on Schedule 4.19, no agent, advisor, broker, person or firm acting on behalf of the Company or any Seller is, or will be, entitled to any commission or broker’s, advisor’s or finder’s fees from any of Seller, the Company or Vane, or from any of their respective Affiliates in connection with the Acquisition.

1.33 Affiliated Transactions. Except as set forth on Schedule 4.20 neither Seller nor any director, officer, employee or member of the Company, their respective Affiliates, nor any Affiliate of the Company (collectively, the “Affiliated Parties”) is party to any business arrangement, contract or relationship with the Company (other than as a stockholder, director, officer, employee or member). No Affiliated Party has any ownership interest in any Asset owned by the Company.

1.34 Customers and Suppliers.

(a)Schedule 4.21(a) contains a true, correct and complete list of the ten (10) largest customers of Vane for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year. No such customer is an Affiliate of the Company or Vane.

(b)Schedule 4.21(b) contains a true, correct and complete list of the ten (10) largest suppliers to Vane for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year. No such supplier is an Affiliate of the Company or Vane.

(c)Since January 1, 2017, no customer or supplier listed or required to be listed on Schedule 4.21(a) or Schedule 4.21(b) has, other than with respect to completed projects, (i) terminated any contract or other commitment (whether written or oral) to purchase goods or services of Vane, supply materials, products or services to Vane, (ii) provided written, or to the Company’s Knowledge, verbal, notice to Vane of any warranty, liability or other contract claim, or its intention to terminate any contract or other commitment (whether written or oral) to purchase goods or services of Vane, supply materials, products or services to Vane, or (iii) provided written, or to the Company’s Knowledge, verbal, notice to Vane of its intention to stop or materially change the terms (whether related to payment, price or otherwise, except for any price adjustment related to a corresponding change in scope) with respect to, buying products and services from Vane or the Company, or supplying materials, products or services to Vane or the Company, as applicable.

1.35 Product Warranty. All products assembled, sold, licensed, leased, provided or delivered by Vane or the Company to customers and users during the prior three (3) years conform to applicable contractual commitments and express and undisclaimed implied warranties made to such customers or users, except (i) as such applicable contractual commitments or express and undisclaimed implied warranties are invalidated by the actions, manipulations or use of such product by a customer or user, (ii) for express warranties that have expired in accordance with their terms or (iii) as would not, individually or in the aggregate, result in Losses in excess of $5,000.

1.36 Full Disclosure.

(a)To the Knowledge of Seller there is no fact (other than publicly known facts related exclusively to political or economic matters of general applicability that will adversely affect all Persons comparable to the Company) that may have a Material Adverse Effect.

(b)All of the information set forth in Seller’s Disclosure Schedules, and all other information regarding the Company’s and Vane’s Business, financial performance, net income and prospects that has been furnished to Purchaser or Parent or any of their Representatives by or on behalf of Seller, is accurate, correct and complete in all material respects.

(c)Each representation and warranty set forth in this Section 4 is not qualified in any way whatsoever except as explicitly provided therein, will not merge on Closing or by reason of the execution and delivery of any Contract at the Closing, will remain in force on and immediately after the Closing Date, is given with the intention that liability is not limited to breaches discovered before Closing, and is made and given with the intention of inducing Purchaser and Parent to enter into this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser and Magellan represents and warrants to each Seller, jointly and severally, as follows:

1.37 Organization and Authorization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser and the consummation by Purchaser of the Acquisition party (including the issuance, sale and delivery of the Magellan Common Stock) have been duly authorized by Purchaser, and no other corporate action on the part of Purchaser is necessary to authorize the Acquisition. This Agreement and the other Transaction Documents to which Purchaser is a party have been duly executed and delivered by Purchaser and constitute the valid and binding obligations of Purchaser, enforceable in accordance with their respective terms except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and (b) the remedies of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought.

1.38 No Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser and the consummation of the transactions contemplated hereby, do not (a) violate any provision of the organizational documents of Purchaser, (b) violate any Law or Order by which Purchaser or its properties or assets are bound, or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default (or an event that, with or without notice or lapse of time, or both, would constitute a default under), or give rise to a right of termination, cancellation or acceleration of rights, obligations or performance required by any of the terms, conditions or any provision of any Contract or any Permit to which Purchaser is a party.

1.39 Consents. No consent, waiver, approval, Permit, Order, authorization of or declaration or filing with, or notice to, any Person or Governmental Authority is required as a result of or in connection with the execution or delivery of this Agreement and the other Transaction Documents or the consummation by Purchaser of the Acquisition.

1.40 Brokerage, Financial Advisor or Finder Fees. No agent, advisor, broker, person or firm acting on behalf of Purchaser is, or will be, entitled to any commission or broker’s, advisor’s or finder’s fees from Purchaser, or from its Affiliates in connection with the Acquisition.

1.41 Investment Intention. Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. The sale of the Shares is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof. Purchaser acknowledges that the Shares are not registered under the Securities Act, as amended, or any state securities Laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act, as amended or pursuant to an applicable exemption therefrom acknowledges that the Shares are not registered under the Securities Act, as amended, or any state securities Laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act, as amended or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations, as applicable. Purchaser is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

5.6 Capitalization. Schedule 5.6 sets forth the authorized and outstanding equity securities of Magellan as of the date hereof and as of the Closing Date after taking into account the issuance of the Magellan Common Stock. All such equity securities have been duly authorized and validly issued, were issued and sold in accordance with federal and applicable state securities laws and were not issued in violation of any statutory preemptive rights or preemptive right granted under the organizational documents of Purchaser. Except as set forth on Schedule 5.6, there are no (i) outstanding subscriptions, warrants, options, calls, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights, conversion rights, exchange rights, or commitments or rights of any character relating to or entitling any Person to purchase or otherwise acquire any equity securities of Purchaser or requiring Purchaser to issue or sell any equity securities, (ii) statutory preemptive rights or preemptive rights granted under the organizational documents of Purchaser, or (iii) stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the purchase, sale, transfer or voting of the equity securities of Purchaser. Except as set forth on Schedule 5.6, there are no outstanding or authorized appreciation interest, phantom interest, profit participation, or similar rights with respect to Purchaser. There are no contracts under which Purchaser is obligated to repurchase, redeem, retire or otherwise acquire any of its equity securities. Purchaser has no outstanding Debt obligations pursuant to which the holders thereof have the right to vote (or are convertible into or exercisable for securities having the right to vote). At the Closing, sufficient shares of common stock, par value $.001, shall have been duly and validly authorized and reserved by Purchaser for issuance of the Magellan Common Stock and such shares so issued will be validly issued, fully paid and nonassessable and free and clear of all Liens and restrictions on transfer, other than restrictions on transfer arising under applicable securities laws.

5.7Inspections; No Other Representations. Purchaser is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as the Business and the Shares as contemplated hereunder. Purchaser acknowledges and agrees to accept the Business and the Shares in the condition they are in on the Closing Date subject to the representations or warranties made by or on behalf of or imputed to Seller as expressly set forth in Article 3 and Article 4 of this Agreement. Without limiting the generality of the foregoing, Purchaser acknowledges that Seller makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Purchaser or its representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or their future business and operations or (ii) except as expressly set forth in this Agreement, any other information or documents made available to Purchaser or its representatives with respect to the Company or the Business. Purchaser has had an opportunity to inspect the Business facility and conduct its own independent investigation and has been furnished by Seller or its agents or representatives, with all information, documents and other materials relating to the Business that Purchaser believes is necessary to enter into this Agreement. Purchaser acknowledges that the consideration specified in this Agreement has been agreed upon by Seller and Purchasers after good-faith arm’s-length negotiation in light of Purchaser’s agreement to purchase the Company and its assets and properties subject to the provisions of this Agreement. EXCEPT AS SET FORTH IN THIS AGREEMENT, EACH SELLER MAKES NO OTHER EXPRESS WARRANTY, NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, NOR ANY IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO SELLERS, THE COMPANY, THE BUSINESS AND ANY OF THEIR RESPECTIVE ASSETS OR PROPERTIES.

ARTICLE VI

COVENANTS OF THE PARTIES

1.42 Records Pertaining to the Company.

(a)Purchaser shall, for a period of five (5) years after the Closing Date, neither dispose of nor destroy, nor permit the Company to dispose of or destroy, any of the business records or files of the Company without first offering to turn over possession or copies thereof to Seller by written notice to Seller at least thirty (30) days prior to the proposed date of such disposition or destruction.

(b)From and after the Closing, Purchaser shall make available to Seller upon reasonable advance notice, in each case limited to that reasonably required by Seller in connection with any third party action for which Seller is responsible for indemnifying Purchaser or Tax matters relating to Pre-Closing Tax Periods, (i) personnel of the Company to assist Seller in locating and obtaining records and files maintained by the Company and (ii) any of the personnel of the Company whose assistance or participation is reasonably required in connection therewith, provided that such personnel shall only be made available during normal business hours and such assistance shall not materially interfere with their duties to the Company.

(c)Within a reasonable time after Closing, at Purchaser’s cost Seller shall provide to Purchaser all technical files and records relating to any and all Mexican mining properties, except those in which Vane has a continuing interest.

1.43 Confidential Information/Noncompetition/Nonsolicitation.

(a)Confidential Information means any formula, pattern, device or compilation of information which is used in the disclosing Person’s business and which is not generally known in the trade or industry, and includes, but is not limited to, proprietary technology, operating procedures and methods of operation, financial statements and other financial information, trade secrets, market studies and forecasts, competitive analyses, pricing policies, the substance of agreements with customers, suppliers and others, marketing and similar arrangements, servicing and training programs and arrangements, customer lists, other trade secrets and any other documents embodying confidential and proprietary information. Each Party acknowledges that sharing the other Party’s Confidential Information with third parties would be detrimental to the disclosing Party and could place the disclosing Party at a competitive disadvantage. Each Party agrees that it shall not at any time during the five (5) year period following the Closing Date, directly or indirectly, disclose to any Person any Confidential Information of the other Party. The foregoing restrictions and obligations under this Section 6.2(a) shall not apply to: (i) any Confidential Information that is or becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by the receiving Party, (ii) any information obtained from a third party which the receing Party has no reason to believe is violating any obligation of confidentiality to the disclosing Party, or (iii) any disclosure to the receiving Party’s accountants, attorneys, advisors, Affiliates, members, partners and direct and indirect owners provided that the receiving Party shall advise such Persons of the confidential nature of such Confidential Information, and shall be responsible for any unauthorized disclosure by such Persons of any such Confidential Information. Nothing herein shall preclude the receiving Party from disclosing any Confidential Information that it is required by Law, legal process or regulation to disclose. However, the receiving Party shall give the disclosing Party prompt prior written notice of such disclosure so that it may seek a protective order or other remedy and shall use reasonable best efforts to protect the confidential nature of the Confidential Information, which reasonable best efforts shall include (a) only disclosing that portion of the Confidential Information that the receiving Party is required to disclose, and (b) cooperating with the disclosing Party in the pursuit of confidential treatment for such Confidential Information.

(b)As an inducement for Purchaser to enter into this Agreement, for a period of five (5) years following the Closing Date, Seller covenants and agrees that it shall not, and shall not permit any of its Affiliates to, directly or indirectly, (x) hire, solicit, or induce, or attempt to hire, solicit, or induce, any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment; provided that the foregoing restriction shall not prohibit (1) the use of any general employment solicitation efforts such as newspapers, trade publications, periodicals, radio, or internet database which are not directed specifically to any such employees or any hiring that occurs as a result of such efforts or (2) the hiring of any employee of the Company who was terminated by the Company after the Effective Time; or (y) maliciously or otherwise intentionally interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any customer, supplier, lessor, lessee, employee, consultant or independent contractor of the Company.

(c)As an inducement for Purchaser to enter into this Agreement, for a period of five (5) years following the Closing Date, Seller covenants and agrees that it shall not, and shall not permit any of its Affiliates to, directly or indirectly, as an owner, agent, principal, director, member, officer, partner or shareholder, or as an employee or consultant of any Person (other than the Company, or as permitted by the Company), enter into, engage or assist others in engaging in any activity directly or indirectly competitive with the Business anywhere throughout the geographical area of Mexico, other than those projects already held. Notwithstanding the foregoing, any Person subject to the restrictions of this Section 6.2(c) may own, directly or indirectly, up to two percent (2%) of any class of securities of any Person traded on any national securities exchange, in the form of a passive investment, of any Person that engages in the Business.

(d)As an inducement for Purchaser to enter into this Agreement, for a period of five (5) years following the Closing Date, Seller covenants and agrees that it shall not, and shall not knowingly permit any of its respective Affiliates to, directly or indirectly, make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, including but not limited to any statements made via social media, on websites or blogs, that defame or disparage the personal or business reputation, practices, or conduct of the Purchaser or the Company, or any of their respective directors, officers or employees.

(e)Seller agrees that the remedies at law for any breach or threatened breach by it of the provisions of this Section 6.2 may be inadequate, and that Purchaser shall be entitled to a temporary restraining order, temporary injunction and/or permanent injunction to prevent breaches of said covenants and to enforce specifically the terms and conditions thereof, in addition to any other remedy to which Purchaser may be entitled at Law or equity.

(f)Seller acknowledges that the restrictions contained in this Section 6.2 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. It is the express intention of the Parties to comply with all Laws that may be applicable to this Section 6.2. Should any restriction contained in this Section 6.2 be found to exceed in time, scope or space the restriction permitted by Law, it is expressly agreed that the covenants contained in this Section 6.2 shall be reformed or modified by the final judgment of a court of competent jurisdiction to reflect a lawful and enforceable duration and scope.

(g)All of the covenants in Section 6.2 are intended by each Party hereto to be, and shall be construed as, agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of Seller against Purchaser or Purchaser against Seller, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Purchaser and/or Seller of any covenant in Section 6.2.

6.3Preservation of Business. Until Closing, Seller shall use its best efforts to:

(a)preserve intact the present business organization of Vane and the Company;

(b)except for the Split-Off, maintain the property and assets of Vane and the Company, in their present state of repair, order and condition, reasonable wear and tear excepted;

(c)preserve and protect the goodwill and advantageous relationships of Vane and the Company with their customers and all other persons having business dealings with them;

(d)preserve and maintain in force all licenses, permits, registrations, franchises, patents, trademarks, trade names, trade secrets, service marks, copyrights, bonds and other similar rights of the Company; and

(e)comply with all laws applicable to the conduct of the Company’s Business.

6.4Ordinary Course. Seller shall not cause or permit Vane or the Company to:

(a)sell, mortgage, pledge or encumber or agree to sell, mortgage, pledge or encumber, any of the Assets, other than in the ordinary course of business;

(b)incur any obligation (contingent or otherwise) or purchase, acquire, transfer, or convey, any material Assets or enter into any contract or commitment, except in the ordinary course of business;

(c)discuss, solicit, negotiate or enter into an agreement concerning any merger, consolidation or sale of all or substantially all of its assets except as contemplated by this Agreement.

6.5Access to Books and Records, Premises, etc. From the date of this Agreement through the Closing Date, Seller, Vane, and the Company will grant Purchaser and its authorized representatives access to their books and records, premises, products, employees and customers and other parties with whom they have contractual relations during reasonable business hours and in a manner not to disrupt or interfere with their business relationships for purposes of enabling Purchaser to fully investigate the Business.

6.6Compensation. Seller shall not cause or permit Vane or the Company to enter into or agree to enter into any employment contract or agreement for consulting, professional, or other services which will adversely and materially affect the operation of Vane or the Company prior to the Closing Date.

6.7Taxes and Other Liabilities. Seller will cause each of Vane and the Company to promptly pay and discharge before the same become delinquent and before penalties accrue thereon, all lawful taxes, assessments and governmental charges or levies imposed upon it or income or profits, or upon or against any of its property, real, personal or mixed, and all of its other liabilities except to the extent that the same are being contested in good faith and by appropriate proceedings in such manner as not to cause any materially adverse affect upon its financial condition or the loss of any right of redemption from any sale thereunder, and it shall have set aside on its financial statements delivered to Purchaser, reserves (segregated to the extent required by sound accounting principles) adequate with respect thereto; provided, further, that Seller shall pay all such taxes, assessments, charges or levies forthwith in excess of such reserves whenever final judgment is entered thereon, or as the result of proceedings to foreclose any lien which attached as security therefor, foreclosure on such lien appears imminent, unless a surety bond or such other measure can be taken to prevent such foreclosure.

6.8Negative Covenants. Until Closing, except as contemplated by this Agreement or disclosed in exhibits to this Agreement, from the date hereof until the Closing Date, unless and until Purchaser otherwise consents in writing, Seller will not cause or permit Vane or the Company to (a) change or alter the physical contents or character of the Assets so as to materially affect the nature of Business; (b) incur any obligations or liabilities (absolute or contingent) other than current liabilities incurred and obligations under contracts entered into in the ordinary course of business; (c) mortgage, pledge or voluntarily subject to lien, charge or other encumbrance any Assets, other than the lien of current property taxes not due and payable; (d) sell, assign or transfer any of the Assets or cancel any debts or claims, other than in the ordinary course of business; (e) waive any right of any substantial value; (f) declare or make any payment or distribution to Shareholders or issue, purchase or redeem any shares of its capital stock or other equity securities or issue or sell any rights to acquire the same; (g) grant any increase in the salary or other compensation of any of its directors, officers, or employees or make any increase in any benefits to which such employees might be entitled; (h) institute any bonus, benefit, profit sharing, stock option, pension, retirement plan or similar arrangement, or make any changes in any such plans or arrangements presently existing; or (i) enter into any material transactions or series of transactions other than in the ordinary course of business.

6.9Additional Covenants. Seller will cause Vane and the Company to

(a)Keep the Assets in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto; and Seller will cause Vane and the Company to at all times comply with the provisions of all material leases to which any of them is a party or under which any of them occupies property so as to prevent any loss or forfeiture thereof or thereunder;

(b)Comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, a breach of which could have a material adverse effect on its business or credit;

(e)Maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights to use patents, processes, licenses, trademarks, trade names or copyrights owned or possessed by it and deemed by Seller to be necessary to the conduct of the Business;

(f)Consistent with its practices in the ordinary course of business, endeavor to retain its business relationships with its customers and suppliers that it believes to be advantageous; and

(g)Deliver to Purchaser copies of its statements of operation and financial condition and similar statements as and when prepared (if at all) in the ordinary course of its business.

6.10No Solicitation.

(a)Except in connection with the transactions contemplated by this Agreement, Seller shall not cause or permit Vane or the Company to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of Vane or the Company to, (i) solicit, initiate or encourage the submission of, any takeover proposal, (i) enter into any agreement with respect to any takeover or purchase or sale of assets proposal (hereafter collectively “takeover proposal”) or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any executive officer of Seller or any of its subsidiaries or any investment banker, attorney or other advisor or representatives of Seller or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section by Seller. For purposes of this Agreement, "takeover proposal" means any proposal for a merger, consolidation or reorganization or other business combination involving Vane or the Company or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or options, rights, warrants or other interests convertible or exercisable for or into such voting securities, or a substantial or material portion of the assets or business of Vane or the Company, other than the transactions contemplated by this Agreement.

(b)Except upon a material breach of this Agreement by Purchaser or following termination hereof, except for action permitted or contemplated by this Agreement, including a party's right to terminate this Agreement under certain circumstances, neither the Board of Directors of Seller nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by such Board of Directors of any such committee of this Agreement or (i) approve or recommend, or propose to approve or recommend, any takeover proposal.

(c)Seller promptly shall advise Purchaser orally and in writing of any takeover proposal or any inquiry with respect to or which could lead to any takeover proposal and the identity of the person making any such takeover proposal or inquiry. Seller will keep Purchaser fully informed of the status and details of any such takeover proposal or inquiry.

(d)The provisions of this Section 6.10 shall not be construed to prevent any investment banker, attorney or other advisor or representative of Seller to engage in discussions with third parties in the ordinary course of business with respect to transactions not involving the parties to this Agreement.

6.11Cooperation.

After the Closing, upon the request of Purchaser, Seller shall (i) execute and deliver any and all further materials, documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Purchaser to effect, record or verify the transfer to, and vesting in Purchaser, of Seller’s right, title and interest in and to the Shares, free and clear of all Encumbrances, in accordance with the terms of this Agreement; and (ii) cooperate with Purchaser, at Purchaser’s expense, to enforce the terms of any Material Contracts, including terms relating to confidentiality, and to contest or defend against any Proceeding relating to the Transaction or to the operation of the Business before the Closing Date. After the Closing, Seller shall (a) cooperate with Purchaser in its efforts to continue and maintain for the benefit of Purchaser those business relationships of Seller existing prior to the Closing and relating to the Business to be operated by Purchaser after the Closing; (b) satisfy the Debt in a manner that is not detrimental to any of such relationships; (c) refer to Purchaser all inquiries relating to such Business; and (d) promptly deliver to Purchaser (i) any mail, packages and other communications addressed to Seller relating to the Business and (ii) any cash or other property that Seller receives and that properly belongs to Purchaser, including any insurance proceeds, payments with respect to Receivables, and interest payable thereon. Neither Seller nor any of its officers, employees, agents or shareholders shall take any action that would tend to diminish the value of the Business after the Closing or that would interfere with the business of Purchaser or Parent to be engaged in after the Closing, including disparaging the name or business of Purchaser or Parent.

6.12Split-Off. As soon as reasonably practicable after the date of this Agreement, Purchaser shall provide Seller with the names and other required information of the persons who will be directors of Vane II, which information is required for completion of the Split-Off.  Except as otherwise specifically agreed herein, all costs and expenses, including Taxes and other assessments levied by any governmental authority, incurred by Sellers in connection with and completing the Split-Off, including costs of consultants, advisors, attorneys and accountants, shall be the sole obligation of Sellers; and Sellers agree to defend, indemnify and hold harmless the Company and Purchaser from any liability with respect thereto.

6.13Return of Option Payment. If the Acquisition does not close due to the failure of Seller to secure shareholder approval, then the Option Payment shall be returned to Magellan by Rose either in cash or in shares of Rose common stock valued at the lower of (i) the 30 calendar day VWAP immediately preceding the Closing Date or (ii) the price per share of common stock or common stock equivalent paid in the most recently completed arm’s length equity investment by a non-affiliated investor occurring after the date of this Agreement, at Seller’s option.

ARTICLE VII

APPROVALS

7.1Seller Board of Directors Approval. Subject to the provisions hereof, as promptly as practicable after the date hereof, Seller shall take all action necessary or appropriate under applicable Legal Requirements, and its Articles of Incorporation and By-Laws, to obtain the approval of its Board of Directors of the Transaction, including the Split-Off, and the other transactions provided for or contemplated by this Agreement; provided, however, that such approval shall be subject to their satisfaction that the sale of the Shares to the Purchaser has been consummated in conformity with all other applicable Legal Requirements.

7.2Purchaser Board of Directors Approval. Subject to the provisions hereof, as promptly as practicable after the date hereof, Purchaser shall take all action necessary or appropriate under applicable Legal Requirements, and its Articles of Incorporation and By-Laws, to obtain the approval of its Board of Directors of the Transaction, including the Split-Off, and the other transactions provided for or contemplated by this Agreement; provided, however, that such approval shall be subject to their satisfaction that the sale of the Shares to the Purchaser has been consummated in conformity with all other applicable Legal Requirements.

7.3Seller Shareholder Approval. As promptly as practicable after the date hereof, Seller shall take all action necessary or appropriate under applicable Legal Requirements, and its Articles of Incorporation and By-Laws, to obtain the approval of its Shareholders of the Transaction, including the Split-Off, and the other transactions provided for or contemplated by this Agreement. Such approval shall be obtained in conformity with all applicable Legal Requirements prior to and as a condition to Closing.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1 Audits. As promptly as practicable following the execution of this Agreement, Purchaser shall engage the services of an independent auditing firm (the "Auditor"), to prepare audited financial statements of the Company and Vane (hereafter the "Audited Financial Statements"). The Audited Financial Statements and report of auditors shall conform in all respects to the requirements of Regulation S-X under the Securities Act and shall include, at a minimum, audited balance sheets for a minimum of two years; audited statements of operations for a minimum of two fiscal years; and, audited statements of shareholders equity for a minimum of two fiscal years. All costs and expenses incurred in connection with the preparation of the Audited Financial Statements, including fees and disbursements of the Auditor(s), shall be borne exclusively by Purchaser. In connection with the preparation of the Audited Financial Statements, Seller shall provide and make available to Purchaser all financial and accounting records of the Company and Vane  for the periods covered by the Audited Financial Statements, including all general ledgers, trial balances together with adjustments, bank statements and records, and notes and records of the Company’s accountants. All such materials shall be subject to the confidentiality provisions of this Agreement.

8.2Intentionally Omitted.

8.3Notification of Certain Matters. Seller shall give prompt notice to Purchaser and Purchaser shall give prompt notice to Seller of (i) the occurrence or non-occurrence of any event which would cause any representation or warranty made by the respective parties in this Agreement to be materially untrue or inaccurate and (ii) any failure of Purchaser or Seller, as the case may be, to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice and, provided further, that the failure to give such notice shall not be treated as a breach of covenant for the purposes of this Agreement unless the failure to give such notice results in material prejudice to the other party.

8.4 Further Action. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

8.5 Public Announcements. Seller and Purchaser shall consult with each other before issuing any press release or other public statement with respect to the acquisition or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may, upon the advice of counsel, be required by law if it has used reasonable efforts to first consult with the other party.

8.6Cooperation in Securities Filings. Seller shall provide such information regarding Seller, its business, officers, directors and affiliates, as is reasonably required by Purchaser for purposes of preparing any notices, reports and other filings with the Securities and Exchange Commission.

8.7 Additional Documents. The Parties shall deliver or cause to be delivered such documents or certificates as may be necessary, in the reasonable opinion of counsel for the Parties, to effectuate the transactions provided for in this Agreement. If at any time the Parties or any of their respective successors or assigns shall determine that any further conveyance, assignment or other document or any further action is necessary desirable to further effectuate the transactions set forth herein or contemplated hereby, the Parties and their officers, directors and agents shall execute and deliver, or cause to be executed and delivered, all such documents as may be reasonably required to effectuate such transactions.

ARTICLE IX

CLOSING

9.1Closing. Subject to the satisfaction or waiver of all conditions to the consummation of the Acquisition, the Closing shall take place on or before 30 November 2017, or such other date as Seller and Purchaser shall agree, following the satisfaction or waiver of all conditions precedent (the “Closing Date”) by electronic or facsimile exchange of documents. The Closing shall not be deemed to have been completed until each of the steps set forth in this Article IX has been completed or has been waived by Purchaser with respect to Section 9.2 hereof or by Seller with respect to Section 9.3 hereof. The Closing shall be effective as of 11:59 p.m. on the Closing Date (the “Effective Time”).

9.2Conditions to Purchaser’s Obligations. The obligation of Purchaser to effect the Closing shall be subject, at its option, to the satisfaction or waiver of each of the following conditions at or prior to the Closing:

(a)Accuracy of Representations and Warranties. The representations and warranties made by Seller in this Agreement shall be correct in all material respects on and as of the Closing date with the same force and effect as though such representations and warranties had been made on the Closing date.

(b)Compliance with Covenants. All covenants which Seller is required to perform or comply with on or before the Closing date shall have been fully complied with or performed in all material respects.

(c)Corporate Approvals. The Board of Directors and Shareholders of Seller shall have approved and ratified, if necessary, this Agreement and the Split-Off and shall, if necessary, have authorized the appropriate officers of Seller to execute same and fully perform its terms.

(d)Consents and Approvals. To the extent that any material lease, mortgage, deed of trust, contract or agreement to which Seller is a party shall require the consent of any person to any transaction provided for herein, such consent shall have been obtained; provided, however, that Seller shall not make, as a condition for the obtaining of any such consent, any agreements or undertakings that would have any Material Adverse Effect on the Company or the Assets not approved in writing by Purchaser to the extent that such condition otherwise has an effect on Purchaser.

(e)No Governmental Actions. No action or proceeding before any Governmental Authority shall have been instituted or threatened to restrain or prohibit the transactions contemplated by this Agreement, and the Purchaser and Seller shall have delivered to each other signed  certificates dated as of the Closing, stating that to their Knowledge, no such items exist. No Governmental Authority shall have taken any other action as a result of which the management of any of the Purchaser and Seller, in its sole discretion, reasonably deems it inadvisable to proceed with the transactions contemplated by this Agreement.

(f)Other Documents. Seller shall have delivered or caused to be delivered all other documents, agreements, resolutions, certificates or declarations as Purchaser or its attorneys may have reasonably requested.

(g)Closing Deliverables.   Purchaser and Seller shall each have delivered to the other party all documents, certificates, agreements and other deliverables provided for in Section 9.2 of this Agreement.

(h)No Adverse Information. The investigations with respect to the Parties, the assets and the respective businesses performed by each Company's respective professional advisors and other representatives shall not have revealed any information concerning the other Company, its assets or its business that has not been made known to the discovering Company, in writing prior to the date of this Agreement and that, in the opinion of such party and its advisors, materially and adversely affects the business or assets of the other party or the viability of the transaction contemplated by this Agreement.

(i)Liens. Seller shall have delivered to Purchaser a reasonably current lien and judgment search (both state and county levels in each jurisdiction where the party is qualified to or is doing business or owns material assets) confirming the absence of any judicial liens, security interests, tax liens and similar such liens affecting any of its business or asset. Each and every lien or encumbrance of any nature, if any, relating to the assets, business, or the shares of common stock of such Company shall have been terminated and released, and proof thereof delivered to the other.

(j)Intentionally Omitted.

(k)Absence of Litigation. No inquiry, action, suit or proceeding shall have been asserted, threatened or instituted (i) in which it is sought to restrain or prohibit the carrying out of the Acquisition or to challenge the validity of such Acquisition or any part thereof, or (ii) which could reasonably be expected to have, if adversely determined, a Material Adverse Effect.

(l)Minute Books. Purchaser shall have received the minute books, stock ledgers, stock certificate books and seals of the Company.

(m)Escrow Agreement. The Seller shall have executed and delivered to Purchaser the escrow agreement (the “Escrow Agreement”). The Escrow Agreement shall provide that (i) one-half of the Escrow Amount, less any outstanding claims or previously released funds, shall be released to Seller on behalf of Seller on the twelve (12) month anniversary of the Closing Date, and (ii) the remainder of the Escrow Amount, less any outstanding claims, will be released to Seller on behalf of Seller on the eighteen (18) month anniversary of the Closing Date.

(n)Certificates of Good Standing. Purchaser shall have received (i) a certificate of good standing of the Company as of a recent date.

(o)Certificates. Purchaser shall have received copies of each of the following certified by an officer of the Company: (i) the certificate of incorporation or similar governing document for the Company, certified by the [Mexican Authority] as of a recent date; (ii) the bylaws or similar governing document of the Company; and (iii) resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents.

(p)Stock Certificates and Assignments. Seller shall have tendered stock certificates representing its Shares (or properly completed affidavits of loss satisfactory to Purchaser) and a stock power duly executed by Seller evidencing the transfer to Purchaser of its Shares.

(q)FIRPTA Certificate. If applicable, Purchaser shall have received a duly executed and acknowledged certificate of the Company and each Seller, in form and substance reasonably satisfactory to Purchaser and in compliance with the Code and Treasury Regulations, certifying such facts as to establish that the transactions contemplated hereby are exempt from withholding pursuant to Section 1445 of the Code.

(r)Split-Off.   Seller shall have completed the Split-Off in accordance with all applicable Legal Requirements, and the Assets shall be owned and controlled by the Company, including all intangible assets, contracts and contract rights, licenses, permits and other governmental approvals necessary to own the Assets and conduct the operations of the Business, all of which approvals shall be in full force and effect immediately following the consummation of the Split-Off and immediately following consummation of the Acquisition.

(s)Acquisition of Minerales VANE Operaciones. Purchaser shall have consummated the acquisition of Minerales VANE Operaciones (“MVO”) from the Seller for a purchase price of $2,500.00.

(t)Other Deliverables. Purchaser shall have received such other documents, certificates or instruments as Purchaser may reasonably request, in form and substance reasonably satisfactory to Purchaser.

9.3Conditions to Seller’s Obligations. The obligation of Seller to effect the Closing shall be subject, at their option, to the satisfaction or waiver of each of the following conditions at or prior to the Closing:

(a)Absence of Litigation. No inquiry, action, suit or proceeding shall have been asserted, threatened or instituted in which it is sought to restrain or prohibit the carrying out of the Acquisition or to challenge the validity of the Acquisition or any part thereof.

(b)Corporate Approvals. The Board of Directors and Shareholders of Seller shall have approved and ratified, if necessary, this Agreement and the Split-Off and shall, if necessary, have authorized the appropriate officers of Seller to execute same and fully perform its terms.

(c)Consents and Approvals. To the extent that any material lease, mortgage, deed of trust, contract or agreement to which Seller is a party shall require the consent of any person to any transaction provided for herein, such consent shall have been obtained; provided, however, that Seller shall not make, as a condition for the obtaining of any such consent, any agreements or undertakings not approved in writing by Purchaser to the extent that such condition otherwise has an effect on Purchaser.

(d)No Governmental Actions. No action or proceeding before any Governmental Authority shall have been instituted or threatened to restrain or prohibit the transactions contemplated by this Agreement, and the Purchaser and Seller shall have delivered to each other certificates dated as of the Closing and executed by such parties, stating that to their Knowledge, no such items exist. No Governmental Authority shall have taken any other action as a result of which the management of any of the Purchaser and Seller, in its sole discretion, reasonably deems it inadvisable to proceed with the transactions contemplated by this Agreement.

(e)Escrow Agreement. Purchaser shall have executed and delivered to Seller the Escrow Agreement.

(f)Certificate of Good Standing. Seller shall have received a certificate of good standing of Purchaser from the State of Delaware as of a recent date.

(g)Split-Off. Seller shall have completed the Split-Off in accordance with all applicable Legal Requirements.

(h)Proof of Funds. Not later than the date of completion of the Split-Off Purchaser shall have provided Seller with proof of funds in the amount of the Estimated Purchase Price on deposit in good funds at a recognized banking institution, in form reasonably satisfactory to Seller.

(i)      Other Deliverables. The Seller shall have received such other documents, certificates or instruments as Seller may reasonably request, in form and substance reasonably satisfactory to Seller.

ARTICLE X

INDEMNIFICATION

10.1Indemnification for Losses.

(a)Subject to the limitations set forth in Section 10.4, Seller agrees to indemnify and hold harmless Purchaser and its directors, officers, employees, representatives and agents (collectively, the “Purchaser Indemnified Parties”) from, against and in respect of all Losses incurred or sustained by, or imposed upon, any of them based upon, arising out of, with respect to or by reason of:

(i)any representation or warranty made by Seller in Article III of this Agreement being untrue or incorrect; or

(ii)any failure by Seller to observe or perform its covenants and agreements set forth in this Agreement or any Transaction Document.

(b)Subject to the limitations set forth in Section 10.4, Seller agrees to indemnify and hold harmless the Purchaser Indemnified Parties from, against and in respect of all Losses incurred or sustained by, or imposed upon, any of them based upon, arising out of, with respect to or by reason of any representation or warranty made by Vane or the Company in Article IV of this Agreement being untrue or incorrect.

(c)Purchaser agrees to indemnify and hold harmless Seller and their representatives and agents from (collectively, the “Seller Indemnified Parties”), against and in respect of any all Losses incurred or sustained by, or imposed upon, any of them based upon, arising out of, with respect to or by reason of:

(i)any representation or warranty made by Purchaser in or pursuant to this Agreement being untrue or incorrect; or

(ii)any failure by Purchaser to observe or perform its covenants and agreements set forth in this Agreement or any Transaction Document.

(d)For purposes hereof, “Losses” shall mean all damages (including, without limitation, amounts paid in settlement), losses, obligations, liabilities, liens, deficiencies, costs (including, without limitation, reasonable attorneys’ fees), Taxes, penalties, fines, interest, monetary sanctions and expenses incurred by an Indemnified Party (as defined below), including, without limitation, reasonable attorneys’ fees and costs incurred to comply with injunctions and other court and agency orders, but excluding losses based solely on a multiple of earnings or revenues and punitive and special damages, in each case, except to the extent such damages are part of a third-party claim that is the subject of indemnification hereunder.

10.2Indemnification Procedure.

(a)Promptly after receipt by a Purchaser Indemnified Party or a Seller Indemnified Party (hereinafter collectively referred to as an “Indemnified Party”) of notice by a third party (including any Governmental Authority) of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from any other Party for any Losses, such Indemnified Party will notify Purchaser or Seller, as the case may be (the “Indemnifying Party”), promptly following the Indemnified Party’s receipt of such complaint or of notice of the commencement of such audit, investigation, action or proceeding; provided, however, that the failure to so notify the Indemnifying Party will relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party will have the right, upon written notice delivered to the Indemnified Party within fifteen (15) days thereafter assuming full responsibility for any Losses resulting from such audit, investigation, action or proceeding, to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. If the Indemnifying Party declines or fails to assume the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such fifteen (15)-day period, then such Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action or proceeding and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one (1) counsel for all Indemnified Parties in any jurisdiction in any single audit, investigation, action or proceeding. In any audit, investigation, action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, will have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(b)No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 10.2(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (iii) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c)If an Indemnified Party claims a right to payment pursuant to this Agreement, such Indemnified Party will send written notice of such claim to the appropriate Indemnifying Party. Such notice will specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) business days of the final determination of the merits and amount of such claim, the Indemnifying Party will pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

10.3Cooperation. The Parties and each of their Affiliates, successors and assigns shall cooperate with each other in the defense of any suit, action, investigation, proceeding or claim by a third party and, during normal business hours, shall afford each other access to their books and records and employees relating to such suit, action, investigation, proceeding or claim and shall furnish each other all such further information that they have the right and power to furnish as may reasonably be necessary to defend such suit, action, investigation, proceeding or claim.

10.4Limitation on Remedies. Notwithstanding anything to the contrary in this Agreement, the liability of the Parties under this Agreement shall be limited as follows:

(a)The representations and warranties of each of the Parties set forth in this Agreement shall survive the Closing, and, except as provided in this Section 10.4, such representations and warranties shall terminate on the date the Escrow terminates (18) months from the Closing Date) (the “Termination Date”), except that (i) the representations and warranties in Section 4.2 shall survive indefinitely, and (ii) the representations and warranties in Sections 3.1, 3.2, 3.3 and 3.4 (collectively, the “Specified Fundamental Representations”) and in Sections 4.1, 4.2, 4.3, 4.4, and 4.22  and in Sections 5.1 and 5.3 shall survive until ninety (90) days after all potential claims thereof shall be barred by the applicable statute of limitations. All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. A Party shall be barred from recovering any amounts for Losses with respect to a breach of a representation or warranty for which a Claim Notice is not delivered prior to the applicable Termination Date; provided, however, that any such representation or warranty that is the subject of a Claim Notice delivered in good faith shall survive with respect only to the specific matter described in such Claim Notice until the earlier to occur of (y) the date on which a final nonappealable resolution of the matter described in such Claim Notice has been reached or (z) the date on which the matter described in such Claim Notice has otherwise reached final resolution.

(b)No amount shall be payable by a Party as indemnification pursuant to Section 10.1(a)(i), Section 10.1(b), or Section 10.1(c)(i), except to the extent that the aggregate amount of a Party’s Losses exceeds $25,000 of the Closing Payment (the “Deductible”), after which point, a Party shall be liable for all Losses of the Indemnified Party in excess of the Deductible.

(c)The aggregate amount of all Losses for which Seller shall be liable pursuant to Sections 10.1(a)(i) and 10.1(b) shall not exceed the Escrow Amount.

(d)The limitations set forth in this Section 10.4 shall not be applicable to any claim involving fraud or knowing or intentional misrepresentation on the part of any Party hereto.

10.5Recourse Against Escrow. Subject to the limitations in Section 10.4, in the event of a claim by Purchaser against Seller with respect to Losses under Section 10.1(b), Purchaser shall first seek payment from the Escrow Amount held pursuant to the Escrow Agreement, provided if the escrow funds have been exhausted, Purchaser may seek payment directly from Seller with respect to matters set forth in Section 10.1(b). Notwithstanding anything contained in this Section 10.5, with respect to any Purchase Price Excess pursuant to Section 2.5(c)(i), the payment of such Purchase Price Excess shall not be required to be satisfied with funds from the Escrow Account, but shall be paid to Purchaser, at Purchaser’s sole option, (a) with funds from the Escrow Account, or (b) directly from Seller.

10.6Exclusive Remedies. Each of the Parties acknowledges and agrees that the indemnification provisions of this Article X and Section 11.1 shall be the sole and exclusive remedies of Seller and Purchaser, respectively, for any breach of the representations or warranties in this Agreement and for any failure to perform or comply with any covenants or agreements that, by their terms, were to have been performed or complied with prior to the Closing, except for Losses arising out of fraud or a knowing or intentional misrepresentation and except for injunctive relief as provided in Section 6.2. For the avoidance of doubt, Seller shall not be permitted to seek contribution from the Company with respect to any Losses payable pursuant to Article X and Article XI and hereby waive all such rights.

10.7Insurance Proceeds. The amount of any Losses payable pursuant to this Article X with respect to any claim will be net of any insurance proceeds actually received by the Indemnified Party in respect of such Loss. If the Loss is covered by insurance, the Indemnified Party shall use commercially reasonable efforts to recover the amount recoverable from the insurer.

10.8Cost of Indemnification Claims. The Parties agree that in the event of any dispute relating to an Indemnified Party enforcing its right to indemnification pursuant to the terms and conditions of this Article X, even if not litigated, the prevailing party shall be entitled to payment of its, and the applicable Indemnified Parties, fees and costs actually incurred including court costs, attorney fees and all other related expenses incurred in such dispute or litigation.

10.9Qualifications. Notwithstanding anything to the contrary in this Agreement, for purposes of the application of the indemnification provisions in this Article X, the determination of whether a breach of any representation or warranty in this Agreement has occurred and the amount of any Losses resulting therefrom shall be determined without giving effect to any materiality, Material Adverse Effect or other similar qualification contained in the representations and warranties herein.

ARTICLE XI

TAX MATTERS

11.1Tax Indemnification. In addition to and not in limitation of any other obligation to indemnify contained in this Agreement, until the expiration of the applicable statute of limitations, plus ninety (90) days, Seller shall indemnify and hold harmless the Purchaser Indemnified Parties from, against and in respect of all Losses incurred or sustained by, or imposed upon, any of them based upon, arising out of, with respect to or by reason of, without duplication, (i) for any Taxes of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) for any Taxes arising out of the transactions contemplated by this Agreement (except for certain Conveyance Taxes as provided in Section 11.2), (iii) any Tax imposed as a result of the Company’s use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, and (iv) for the Taxes of any Person under Treasury Regulations section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, with respect to any Tax period or portion thereof ending on or prior to the Closing Date. The indemnification provisions of this Section 11.1 shall be subject to the indemnification limitations and procedures of Sections 10.2, 10.3, 10.4(d), and (e), and 10.5 through 10.8.

11.2Preparation of Tax Returns.

(a)The Seller shall cause to be prepared and filed in a manner consistent with past practices of the Company (unless otherwise required by applicable Law) and in accordance with this Article IX all Tax Returns of the Company for all Tax periods ending on or before the Closing Date (“Pre-Closing Tax Returns”). The Seller shall be responsible for any Taxes due in respect of the Pre-Closing Tax Returns and shall pay to the Purchaser at least five (5) days prior to the filing of such Pre-Closing Tax Returns all Taxes shown as due and payable, except to the extent such Taxes are included as Debt in the determination of the Final Purchase Price (which Taxes Purchaser shall pay or cause to be paid). Purchaser shall be entitled to receive drafts of the Pre-Closing Tax Returns as they are being prepared, and Seller shall consult with Purchaser during the course of such preparation. In all events, Seller shall cause such Pre-Closing Tax Returns to be delivered to Purchaser for comment and approval (which approval shall not be unreasonably withheld) no later than thirty (30) days prior to the due date for filing any such Tax Return (taking into account any applicable extensions of time to file).

(b)Purchaser shall cause to be prepared and filed all Tax Returns of the Company other than those described in Section 11.2(a) above. Purchaser shall be responsible for any Taxes due in respect of such Tax Returns; provided, however, Seller shall be liable for and shall pay to Purchaser at least five (5) days prior to filing such Tax Returns all Taxes shown on such Tax Returns attributable to the portion of the Straddle Period ending on the Closing Date but only to the extent such Taxes exceed the amount of Taxes included as Debt in the determination of the Final Purchase Price (which Taxes Purchaser shall pay or cause to be paid). The Seller shall be entitled to receive drafts of any Tax Returns relating to a Straddle Period (“Straddle Period Tax Returns”) as they are being prepared, and Purchaser shall consult with Seller during the course of such preparation. Purchaser shall cause such Straddle Period Tax Returns to be delivered to Seller for comment no later than thirty (30) days prior to the due date for filing any such Straddle Period Tax Return (taking into account any applicable extensions of time to file). Purchaser shall in good faith review and consider all comments received from Seller with respect to Straddle Period Tax Returns. In the case of Taxes that are payable with respect to a Straddle Period, the portion of such Taxes payable for the period ending on the Closing Date shall be (a) in the case of property Taxes, ad valorem Taxes or other Taxes based on the value of property, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period (but shall not include any portion of such Taxes that reflects assessments for additional Taxes attributable to the change of ownership of the Company as described in this Agreement) and (b) in the case of any other Taxes, based on a closing of the books of the Company as of the close of business on the Closing Date, other than Taxes attributable to transactions occurring on the Closing Date not in the ordinary course of business of the Company or not contemplated by this Agreement.

11.3Cooperation. The Seller and Purchaser shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Returns for the Company, the filing and prosecution of any Tax claims, and any audit, litigation or other proceeding with respect to Taxes of the Company. Such cooperation shall include the retention of all books and records relating to the Company’s Taxes for a period of six (6) years after the filing date of such Tax Returns and (upon the other Party’s reasonable request and expense) the provision of records, information and testimony which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide assistance in the preparation of the Pre-Closing Tax Returns and additional information and explanation of any material provided hereunder. The Seller and Purchaser shall, upon the other’s request, use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

11.4Notice and Tax Proceedings

(a)After the Closing, each of the Parties shall notify the other Parties in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding the Company or any Seller which, if determined adversely to the taxpayer or after the lapse of time, could adversely affect such other Party. Such notice shall be provided within ten (10) days of receipt and shall contain factual information (to the extent known) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability.

(b)Subject to the limitations provided herein, Seller shall, at the expense of Seller, have the right (but not the obligation) to control, defend, settle, compromise, or prosecute in any manner any Tax audits, examinations or assessments, or court proceeding (collectively, “Tax Proceedings”) with respect to any Tax Return of the Company involving only taxable periods that end on or before the Closing Date (“Pre-Closing Tax Proceedings”); provided, however, Seller, without the consent of Purchaser (which consent shall not be unreasonably withheld), shall not settle, compromise or abandon any Pre-Closing Tax Proceeding to the extent that such action could adversely affect Purchaser, its Affiliates or the Company after the Closing Date. In addition, Seller shall keep Purchaser duly informed of any Pre-Closing Tax Proceeding that could adversely affect Purchaser, its Affiliates or the Company after the Closing Date and Purchaser shall be entitled to receive copies of all correspondence and documents related to any such Tax Proceeding. Purchaser shall control, defend, settle, compromise, or prosecute in any manner any Tax Proceedings for all Straddle Periods and post-Closing Tax periods; provided, however, Purchaser shall not, without the consent of Seller (which consent shall not be unreasonably withheld), settle, compromise or abandon any Tax matter for any Straddle Period which would adversely affect Seller. In addition, Purchaser shall keep Seller duly informed of any Tax Proceeding that could adversely affect Seller after the Closing Date and Seller shall be entitled to receive copies of all correspondence and documents related to any such Tax Proceeding.

11.5Pre-Closing Tax Periods. Each Seller shall (i) properly include all items of income, gain, loss, deduction, or other Tax item of, or with respect to, the Company for each Pre-Closing Tax Period and any Pre-Closing Straddle Period on their Tax Returns for the taxable year that includes the Closing Date to the extent required by applicable law and (ii) except as otherwise provided in Section 11.6, pay all Taxes related thereto, including with respect to the transactions contemplated by this Agreement.

11.6Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration and other such similar Taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby shall be borne 100% by Seller, all of which shall be paid by Seller when due, and each of the Parties will, at their own expense, file all Tax Returns and other documentation as required by applicable law with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, each Party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

11.7Tax Sharing Agreements. The Parties agree that any Tax sharing agreement between Seller and the Company (other than standard commercial agreements entered into in the ordinary course of business with vendors, customers, banks, lessors and the like the principal purpose of which does not relate to Taxes), is hereby terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).

11.8Tax Reporting for the Contributions. The Parties agree to report (on applicable Tax Returns) the Rollover Contribution and the Cash Contribution, taken together, as an “exchange” governed by the provisions of Section 351 of the Code, unless otherwise required by applicable Law.

11.9Treatment of Indemnity and Other Payments. All indemnity and other payments made under this Agreement shall be treated for all Tax purposes as adjustments to the purchase price of the Shares.

11.10Conflict of Provisions. In the event of any conflict of any provision of this Article IX and any other provision of this Agreement, as it relates to Taxes, the provisions of this Article IX shall govern.

ARTICLE XII

TERMINATION

12.1Termination. This Agreement may be terminated and abandoned solely as follows:

(a)At any time until the Closing Date by the mutual agreement of Seller and Purchaser.

(b)By either Purchaser or Seller, if for any reason the parties have failed to close this Agreement on or before November 30, 2017, provided that neither Purchaser nor Seller is then in default thereunder.

(c)By any party hereof, if the other party shall have breached any representation, warranty or covenant contained in this Agreement and shall have failed to cure such breach within ten (10) days following written notice thereof by the party seeking termination.

In the event of any termination pursuant to this Section 12.1 (other than pursuant to Subparagraph 12.1(a)), written notice setting forth the reasons therefor shall forthwith be given by Seller, if it is the terminating party, to Purchaser, or by Purchaser, if it is the terminating party, to Seller.

12.2Effect of Termination. If the Acquisition is terminated and abandoned as provided for in this Section 12, this Agreement shall forthwith become wholly void and of no effect without liability to any party to this Agreement; provided, however, that no such termination shall terminate or limit the rights of any such terminating party to enforce any remedy otherwise available for any breach hereof.

ARTICLE XIII

MISCELLANEOUS

13.1Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, and no Party shall be liable or bound to the other in any manner by any representations or warranties not set forth herein.

13.2Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Neither this Agreement nor any rights, interests, or obligations hereunder may be assigned by any Party without the prior written consent of all other Parties, provided, however, that Purchaser may collaterally assign its rights under this Agreement to any financial institution or other secured lender without the prior written consent of all other Parties, provided no such assignment shall relieve Purchaser of its obligations hereunder.

13.3Counterparts. This Agreement may be executed in one or more counterparts, and with counterpart facsimile signature pages, each of which shall be an original, but all of which when taken together shall constitute one and the same Agreement.

13.4Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits thereof, and this Agreement may be modified or amended by a written instrument executed by all Parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all of the Parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

13.5Schedules and Exhibits. All schedules and exhibits to this Agreement are an integral part of this Agreement and are incorporated herein by reference. Any disclosure on a Schedule with respect to a particular Section shall be deemed to be disclosed for purposes of the matters to be disclosed in any other Section of the Schedules, notwithstanding the absence of a specific cross-reference, provided that the application of the matter disclosed to such other Section is reasonably apparent from the face of such disclosure. No reference to or disclosure of any item or other matter in any Section or Schedule of this Agreement shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement.

13.6Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or by a nationally recognized overnight delivery courier or by email, if followed up by one of the preceding methods. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the next business day after the date when sent by overnight delivery courier to, the address or facsimile number set forth below, unless such address or fax number is changed by notice to the other Parties. Notices shall be sent to the following addresses:

If to Seller, to:

Rose Petroleum plc

Attn: Matthew Idiens

Newmarket house

Market Street,

Newbury

RG14 5DP

UK

Email: matthew.idiens@rosepetroleum.com

with a copy to:

Rose Petroleum plc

Attn: Chris Eadie

Newmarket house

Market Street,

Newbury

RG14 5DP

UK

Email: chris.eadie@rosepetroleum.com

If to the Purchaser:

Magellan Acquisition Corporation

Attn: W. Pierce Carson,  CEO

Facsimile No.

Email: wpiercecarson@aol.com

with a copy to:

Clifford L. Neuman, P.C.

6800 N. 79th St., Ste. 200

Niwot, CO  80503

Attn: Clifford L. Neuman, Esq.

Facsimile No. 303-449-1045

Email: clneuman@neuman.com

13.7Governing Law. This Agreement shall be construed, enforced, and governed by the internal laws of the State of Colorado (without regard to its choice of law principles). In any action between the Parties hereto arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of either the state or federal courts located in the State of Colorado, and (b) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid. Each of the Parties hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

13.8Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.8.

13.9Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Upon such determination that any term or other provision is illegal, invalid or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

13.10Expenses. Each Party shall pay all costs and expenses incurred by it in connection with the Acquisition, except where specifically agreed between the parties.

13.11Third Party Beneficiaries. No individual or firm, corporation, partnership, or other entity shall be a third-party beneficiary of the representations, warranties, covenants, and agreements made by any Party.

13.12Further Assurances. From time to time after the Closing, at the request of any other Party but at the expense of the requesting Party, Purchaser, the Company or Seller, as the case may be, will execute and deliver any such other instruments of conveyance, assignment and transfer, and take such other action as the other Party may reasonably request in order to consummate the Transaction.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

PURCHASER:

By:/s/ W. Pierce Carson

Name:W. Pierce Carson

Title:President and CEO

Date:September 9, 2017

SELLER:

By:         /s/ Matthew Idiens

Name:    Matthew Idiens

Title:      CEO

Date:      September 9, 2017

Signature Page to

Stock Purchase Agreement of

Magellan Gold Corporation and Minerales VANE S.A. de C.V.

SCHEDULES & EXHIBITS

Schedule 2.2(c)-Credits

Schedule 3.4(a)–No Violation

Schedule 3.4(b)– Consents

Schedule 4.2–Capitalization of Company

Schedule 4.3(b)–Scheduled Debt

Schedule 4.4–Taxes

Schedule 4.5-Tax Returns/Liens

Schedule 4.6–Licenses and Permits

Schedule 4.7(b)–Real Property Leases

Schedule 4.7(c)–Assets

Schedule 4.7(e)Inventory

Schedule 4.8Environmental

Schedule 4.9–Material Contracts

Schedule 4.10(a)–Compliance with Law

Schedule 4.14–Insurance

Schedule 4.15–Interest in Other Persons

Schedule 4.16-Certain Changes and Events

Schedule 4.17–Officers and Directors

Schedule 4.18–Bank Accounts and Powers of Attorney

Schedule 4.19–Brokers and Financial Advisors

Schedule 4.21(a)–Customers

Schedule 4.21(b)–Suppliers

Schedule 4.22–Affiliated Transactions

Exhibit AEstimated Purchase Price Calculation Statement

Exhibit A

Estimated Purchase Price Calculation Statement

[Attached]